THE RUBICON PROJECT, INC. 8-K

Exhibit 99.1

Rubicon Project Announces Departure of President

Los Angeles, CA -- (BUSINESS WIRE) -- June 18, 2020 — Rubicon Project (NASDAQ: RUBI), the largest independent sell-side advertising platform, today announced that Mark Zagorski, President and Chief Operating Officer, will resign at the end of June to pursue a new opportunity. Michael Barrett will re-assume the President role with general responsibility for the management and control of the operations of the Corporation.

“We thank Mark for the passion and commitment in developing the CTV business that is now a key strategic pillar for our company,” said Michael Barrett, CEO of Rubicon Project. “Thanks to Mark’s leadership, we have a superb CTV operational team that will ensure we continue our leading position in the CTV market. We also have strong industry experience at the Board level, particularly with Doug Knopper, Co-Founder of Freewheel, and Paul Caine, our Chairman and former interim-CEO and Executive Chairman of Telaria. Post merger completion in April, our customer engagement, product development and organizational integration has gone extremely well. We have experienced positive month-over-month improvement in revenue across our business, most importantly in the area of CTV, as the economy begins to recover, and we look forward to providing details about our second quarter results during our upcoming earnings call in early August.”

About Rubicon Project

Rubicon Project is the world’s largest independent sell-side advertising platform, following its merger with CTV leader Telaria in April 2020. The company provides global publishers with the technology and expertise to monetize their premium content and data across all screens and formats, including desktop, mobile, audio and CTV, in a transparent environment. In addition, the world's leading agencies and brands trust Rubicon Project’s platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Rubicon Project is a publicly traded company (NASDAQ: RUBI) headquartered in Los Angeles, California with global offices across North America, EMEA, LATAM and APAC.

Media Relations

Charlstie Veith

516-300-3569

cveith@rubiconproject.com

Investor Relations

Nick Kormeluk
949-500-0003

nkormeluk@rubiconproject.com